Media: Caitlin Cieslik-Miskimen Antenna Group for ECOtality Caitlin@antennagroup.com (415) 977-1922	Investor Relations: Maria Riley The Blueshirt Group for ECOtality maria@blueshirtgroup.com (415) 217-2631	ABB: Barry Dillon Director, Media & Community Relations barry.dillon@us.abb.com (919) 829-4379

ABB Signs Licensing Agreement With ECOtality to Utilize the Blink® EV Charging Network

Licensing agreement includes additional venture capital investment in ECOtality

Zurich, Switzerland, March 14, 2012 – ABB, the leading power and automation technology group, today announced it has signed a $5 million non-exclusive licensing agreement with ECOtality, Inc. (NASDAQ: ECTY), a leader in clean electric transportation and storage technologies, to utilize ECOtality’s Blink® Network for ABB’s electric vehicle (EV) charging systems.

The Blink Network is a robust operating platform that enables EV charging providers to integrate with utilities and other third parties to facilitate data exchange, utility services, energy management, media communications, and membership and payment programs. The Blink Network provides EV drivers the freedom to travel as they choose and conveniently charge at Blink enabled commercial locations along the way.

Concurrently, ABB made a follow-on investment in ECOtality of $5 million in the form of convertible debt. This investment follows the $14 million venture capital investment ABB made in the company in 2011. ABB’s EV infrastructure portfolio was strengthened last year following the acquisition of Netherlands-based Epyon, an early leader in electric vehicle charging infrastructure solutions, including DC fast charging systems and associated back-office systems which can be connected to various Business-to-Consumer service platforms such as the Blink Network.

About ECOtality, Inc.

ECOtality, Inc. (NASDAQ:ECTY), headquartered in San Francisco, California, is a leader in clean electric transportation and storage technologies. Through innovation, acquisitions, and strategic partnerships, ECOtality accelerates the market applicability of advanced electric technologies to replace carbon-based fuels. For more information about ECOtality, Inc., please visit www.ecotality.com.

About ABB

ABB (www.abb.com) is a leader in power and automation technologies that enable utility and industry customers to improve their performance while lowering environmental impact. The ABB Group of companies operates in around 100 countries and employs about 135,000 people.

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